UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York                      10004
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

    December 31, 2002
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

================================================================================
4. Issuer Name and Ticker or Trading Symbol

    Equinix, Inc.
    (EQIXD)
================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
------------------------------------------------------------------------------------------------------------------------------------
                              |                                |                     |                                             |
Common Stock                  |              (01)              |          (01)       |                    (01)                     |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

====================================================================================================================================
                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
------------------------------------------------------------------------------------------------------------------------------------
                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Capital Partners 2000, L.P. ("GSCP 2000"), GS Capital Partners 2000 Offshore, L.P. ("GSCP 2000 Offshore"), GS
Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GSCP 2000 Germany"), GS Capital Partners 2000 Employee Fund, L.P. ("GSCP Employee 2000"), Stone Street Fund 2000, L.P. ("Stone 2000"), GS Special Opportunities (Asia) Fund, L.P. ("GS Asia"), GS Special Opportunities (Asia) Offshore Fund, L.P. ("GS Asia Offshore"), Whitehall Street Real Estate Limited Partnership XIII ("WH XIII"), Whitehall Parallel Real Estate Limited Partnership XIII ("WH Parallel XIII"), Stone Street Asia Fund, L.P. ("Stone Asia"), Stone Street Real Estate Fund 2000, L.P. ("Stone Real Estate 2000" and, together with GSCP 2000, GSCP 2000 Offshore, GSCP 2000 Germany, GSCP Employee 2000, Stone 2000, GS Asia, GS Asia Offshore, WH XIII, WH Parallel XIII, and Stone Asia, the "Investing Entities"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs Management GP GmbH ("GS GmbH"), Goldman, Sachs & Co. oHG ("GS oHG"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000 LLC"), Stone Street 2000, L.L.C. ("Stone GP"), GSSO (Asia), LLC ("GSSO Asia"), GSSO (Asia) Offshore, LLC ("GSSO Offshore LLC"), WH Advisors, L.L.C. XIII ("WH Advisors"), WH Parallel Advisors, L.L.C. XIII ("WH Parallel Advisors"), Stone Street Asia, L.L.C. ("Stone Asia GP") and Stone Street 2000 Realty, L.L.C. ("Stone 2000 Realty" and, together with GS Group, Goldman Sachs, the Investing Entities, GS Advisors, GS GmbH, GS oHG, GS Employee 2000 LLC, Stone GP, GSSO Asia, GSSO Offshore LLC, WH Advisors, WH Parallel Advisors, and Stone Asia GP, the "Reporting Persons"). The principal business address of each Reporting Person (other than GSCP 2000 Offshore, GS Asia Offshore, GSCP 2000 Germany, GS GmbH and GS oHG) is 85 Broad Street, New York, NY 10004. The principal business address for each of GSCP 2000 Offshore and GS Asia Offshore is c/o M&C Corporate Services Limited, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GSCP 2000 Germany, GS GmbH and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

(01) GS Group and Goldman Sachs may be deemed to beneficially own indirectly in the aggregate 1,042,799 shares of Common Stock through the Investing Entities.

Affiliates of Goldman Sachs and GS Group are the general partners or managing partners of the Investing Entities. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Goldman Sachs and GS Group each disclaim beneficial ownership of the shares of Common Stock owned by the Investing Entities except to the extent of their pecuniary interest therein.

GSCP 2000 beneficially owns directly and its general partner, GS Advisors, may be deemed to beneficially own indirectly 287,500 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GSCP 2000 Offshore beneficially owns directly and its general partner, GS Advisors, may be deemed to beneficially own indirectly 104,466 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GSCP 2000 Germany beneficially owns directly and its managing partner, GS GmbH, and GS oHG, the sole stockholder of GS GmbH, may be deemed to beneficially own indirectly 12,017 shares of Common Stock. Each of GS GmbH and GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GSCP Employee 2000 beneficially owns directly and its general partner, GS Employee 2000 LLC, may be deemed to beneficially own indirectly 91,347 shares of Common Stock. GS Employee 2000 LLC disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Stone 2000 beneficially owns directly and its general partner, Stone GP, may be deemed to beneficially own indirectly 26,070 shares of Common Stock. Stone GP disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Asia beneficially owns directly and its general partner, GSSO Asia, may be deemed to beneficially own indirectly 147,688 shares of Common Stock. GSSO Asia disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Asia Offshore beneficially owns directly and its general partner, GSSO Offshore LLC, may be deemed to beneficially own indirectly 107,668 shares of Common Stock. GSSO Offshore LLC disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

WH XIII beneficially owns directly and its general partner, WH Advisors, may be deemed to beneficially own indirectly 173,943 shares of Common Stock. WH Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

WH Parallel XIII beneficially owns directly and its general partner, WH Parallel Advisors, may be deemed to beneficially own indirectly 60,687 shares of Common Stock. WH Parallel Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Stone Asia beneficially owns directly and its general partner, Stone Asia GP, may be deemed to beneficially own indirectly 5,343 shares of Common Stock. Stone Asia GP disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Stone Real Estate 2000 beneficially owns directly and its general partner, Stone 2000 Realty, may be deemed to beneficially own indirectly 26,070 shares of Common Stock. Stone 2000 Realty disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

**Signatures:

THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS CAPITAL PARTNERS 2000, L.P.            GS ADVISORS 2000, L.L.C.

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.   GS CAPITAL PARTNERS 2000 EMPLOYEE
                                          FUND, L.P.

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS EMPLOYEE FUNDS 2000 GP, L.L.C.         GS CAPITAL PARTNERS 2000 GMBH & CO.
                                          BETEILIGUNGS KG

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GOLDMAN, SACHS MANAGEMENT GP GMBH         GOLDMAN, SACHS & CO. OHG

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 2000, L.P.              STONE STREET 2000, L.L.C.

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS SPECIAL OPPORTUNITIES (ASIA)           GSSO (ASIA), LLC
FUND, L.P.

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS SPECIAL OPPORTUNITIES (ASIA)           GSSO (ASIA) OFFSHORE, LLC
OFFSHORE FUND, L.P.

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact

WHITEHALL STREET REAL ESTATE              WH ADVISORS, L.L.C. XIII
LIMITED PARTNERSHIP XIII

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact


WHITEHALL PARALLEL REAL ESTATE            WH PARALLEL ADVISORS, L.L.C. XIII
LIMITED PARTNERSHIP XIII

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET ASIA FUND, L.P.              STONE STREET ASIA, L.L.C.

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET REAL ESTATE                  STONE STREET 2000 REALTY, L.L.C.
FUND 2000, L.P.

By: s/ Roger S. Begelman                  By: s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



Date:  January 10, 2003

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY




KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2003.


THE GOLDMAN SACHS GROUP, INC.


By: s/ Gregory K. Palm
------------------------------------------------------
Name:  GREGORY K. PALM
Title: Executive Vice President and General Counsel

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2003.


GOLDMAN, SACHS & CO.


By: s/ Gregory K. Palm
    -------------------------------
Name:  GREGORY K. PALM
Title: Managing Director

                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000, L.P.

By:  GS Advisors 2000, L.L.C.



By: s/ John E. Bowman
------------------------------
JOHN E. BOWMAN, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (the "Company) does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

By:  GS Advisors 2000, L.L.C.



By: s/ John E. Bowman
--------------------------------
JOHN E. BOWMAN, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

By:  Goldman Sachs Management GP GmbH



By: s/ John E. Bowman
-----------------------------------
JOHN E. BOWMAN, Managing Director

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

By:  GS Employee Funds 2000 GP, L.L.C.



By: s/ John E. Bowman
---------------------------------
JOHN E. BOWMAN, Vice President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 20, 2000.


STONE STREET FUND 2000, L.P.

By: Stone Street 2000, L.L.C.

By: s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS SPECIAL OPPORTUNITIES (ASIA) FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 8, 2003.


GS SPECIAL OPPORTUNITIES (ASIA) FUND, L.P.
By:  GSSO (Asia), LLC



s/ Steven M. Chaiken
---------------------------------------
STEVEN M. CHAIKEN
Assistant Secretary

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS SPECIAL OPPORTUNITIES (ASIA) OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 8, 2003.


GS SPECIAL OPPORTUNITIES (ASIA) OFFSHORE FUND, L.P.
By:  GSSO (Asia) Offshore, LLC



s/ Steven M. Chaiken
---------------------------------------
STEVEN M. CHAIKEN
Assistant Secretary

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP XIII (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2000.


WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP XIII

By:  WH ADVISORS, L.L.C. XIII



By: s/ Elizabeth Burban
----------------------------------
ELIZABETH BURBAN, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that WHITEHALL PARALLEL REAL ESTATE LIMITED PARTNERSHIP XIII (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2000.



WHITEHALL PARALLEL REAL ESTATE LIMITED PARTNERSHIP XIII

By:  WH PARALLEL ADVISORS, L.L.C. XIII



By:  s/ Elizabeth Burban
------------------------------------------------------------
ELIZABETH BURBAN,  Vice President

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET ASIA FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 8, 2003.


STONE STREET ASIA FUND, L.P.
By:  Stone Street Asia, L.L.C.



s/ Steven M. Chaiken
-----------------------------------------
STEVEN M. CHAIKEN
Vice President and Secretary

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET REAL ESTATE FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2003.



STONE STREET REAL ESTATE FUND 2000, L.P.

By: Stone Street 2000 Realty, L.L.C.




By: s/ Teresa Tsai
------------------------------
TERESA TSAI, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS ADVISORS 2000, L.L.C.



By: s/ John E. Bowman
-------------------------------
JOHN E. BOWMAN, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GOLDMAN SACHS MANAGEMENT GP GMBH



By: s/ John E. Bowman
-------------------------------------
JOHN E. BOWMAN, Managing Director

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. OHG, (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 28, 2000.



GOLDMAN, SACHS & CO. OHG


By:  s/ Andreas Kornlein
----------------------------------
Name:   Andreas Kornlein
Title:  Executive Director


By:  s/ Sabine Mock
-----------------------------------
Name:   Sabine Mock
Title:  Executive Director

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS EMPLOYEE FUNDS 2000 GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS EMPLOYEE FUNDS 2000 GP, L.L.C.



By: s/ John E. Bowman
-----------------------------------
JOHN E. BOWMAN, Vice President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 20, 2000.


STONE STREET 2000, L.L.C.


By: s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GSSO (ASIA), LLC (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 8, 2003.


GSSO (ASIA), LLC


By:  s/ Steven M. Chaiken
-----------------------------------------------
Name:  STEVEN M. CHAIKEN
Title: Assistant Secretary

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GSSO (ASIA) OFFSHORE, LLC (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 8, 2003.


GSSO (ASIA) OFFSHORE, LLC


By:  s/ Steven M. Chaiken
-------------------------------------------------
Name:  STEVEN M. CHAIKEN
Title: Assistant Secretary

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that WH ADVISORS, L.L.C. XIII (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 9 , 2003.



WH ADVISORS, L.L.C. XIII



By:      s/ Teresa Tsai
----------------------------------
Name:    TERESA TSAI
Title:   Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that WH PARALLEL ADVISORS, L.L.C. XIII (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 9 , 2003.




WH PARALLEL ADVISORS, L.L.C. XIII



By:      s/ Teresa Tsai
---------------------------------------
Name:    TERESA TSAI
Title:   Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET ASIA, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 8, 2003.


STONE STREET ASIA, L.L.C.


By:  s/ Steven M. Chaiken
-----------------------------------------------------
Name:  STEVEN M. CHAIKEN
Title: Vice President and Secretary

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 2000 REALTY, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2003.



STONE STREET 2000 REALTY, L.L.C.



By: s/ Teresa Tsai
---------------------------------
TERESA TSAI, Vice President